Form 8-K

Item 5. Other Events.

     USBANCORP, Inc. (the "Registrant") announced on July 28, 1995, that its board of directors approved increased authorizations for its common stock repurchase program which was initially adopted in February 1994. For a more detailed description of the proposed transaction see the USBANCORP, Inc. Press Release attached as Exhibit #99.1.


Exhibits
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Exhibit 99.1   USBANCORP, Inc. Press Release dated July 28, 1995
               announcing that USBANCORP, Inc. announced increased authorizations in the common stock repurchase program initially adopted in February 1994.


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


USBANCORP, Inc.

By: \s\Jeffrey A. Stopko
Jeffrey A. Stopko
Vice President, Chief
Accounting Officer & Manager
of Corporate Services

Date: August 2, 1995

Exhibit 99.1


                    USBANCORP ANNOUNCES INCREASED STOCK
                         REPURCHASE AUTHORIZATIONS

     PITTSBURGH, PA -- USBANCORP, Inc. (Nasdaq: UBAN) announced that its Board of Directors has approved increased authorizations for its common stock repurchase program which was initially adopted in February 1994. The Company has repurchased 181,000 shares at an aggregate price of $4.3 million of its common stock under the program. The Board has increased the maximum aggregate number of shares which can be repurchased to 550,000 and the maximum aggregate cash outlay which can be used to support the repurchase program to $10 million. This action reaffirms the Company's ongoing commitment to providing a progressive total return to its shareholders.
     USBANCORP, a community bank holding company, is the parent of U.S. Bank and USBANCORP Trust Company in Johnstown and two Pittsburgh affiliates, Three Rivers Bank and Community Bancorp, Inc.. The Company's subsidiaries provide full-service banking to six Southwestern Pennsylvania counties through forty-five community offices. The counties served include Allegheny, Cambria, Clearfield, Somerset, Washington, and Westmoreland. At June 30, 1995, USBANCORP had total assets of $1.8 billion and shareholders' equity of $147 million or $26.50 per common share.